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                                                                    EXHIBIT 4.6



DATED                         28TH FEBRUARY                            1997
--------------------------------------------------------------------------------



                            SHARE PURCHASE AGREEMENT


                              ARFON LLOYD JONES             (1)

                                       and

                                   DIANA SMITH

                                       AND

                      PAREXEL INTERNATIONAL CORPORATION     (2)








                            S-CUBED CLINICAL LIMITED



















                                 LAWRENCE GRAHAM
                                   190 Strand
                                 London WC2R 1JN
                               Tel: 0171-379 0000
                               Fax: 0171-379 6854


                                 Ref: 0450711.01




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                                    CONTENTS
                                    --------

NO.      HEADING                                                       PAGE
---      -------                                                       ----



1.       DEFINITIONS                                                      2

2.       THE SHARES                                                       9

3.       REPAYMENT BY VENDORS AND THE COMPANY                            10

4.       COMPLETION                                                      10

5.       WARRANTIES                                                      12

6.       TAX INDEMNITIES                                                 14

7.       COMPLIANCE WITH US LAW                                          14

8.       RESTRICTIVE COVENANTS                                           16

9.       GENERAL PROVISIONS                                              17

10.      ANNOUNCEMENTS                                                   18

11.      COSTS                                                           18

12.      NOTICES                                                         18

13.      GOVERNING LAW AND JURISDICTION                                  18



FIRST SCHEUDLE: Particulars of the Venors                                20

SECOND SCHEDULE: Basic Information Concerning the Company                21

THIRD SCHEUDLE: Warranties and Representations Clause 5                  23

FOURTH SCHEDULE: Tax indemnities                                         34

FIFTH SCHEDULE: Vendors Protection






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THIS AGREEMENT is made the 28th day of February 1997

BETWEEN:

(1)      THE SEVERAL  PERSONS  whose names and addresses are set out in Column
         (1) of the First Schedule hereto ("the Vendors")

(2) PAREXEL INTERNATIONAL CORPORATION whose principal place of business is at 195 West Street, Waltham, Massachusetts 02154, USA ("the Purchaser")

WHEREAS

(A) S-Cubed Clinical Limited ("the Company") has an authorised and issued share capital particulars whereof together with other details are set out in the Second Schedule hereto.

(B) The Vendors are the beneficial owners of or are otherwise able to procure the transfer of the numbers of shares of the Company specified in Column (2) of the First Schedule hereto opposite their respective names.

(C) The Vendors are desirous of selling and the Purchaser is willing to purchase the Shares (as hereinafter defined) on the terms and subject to the conditions hereinafter contained.

NOW IT IS HEREBY AGREED as follows:-

1.       DEFINITIONS

1.1 In this Agreement and the Schedules hereto the following expressions shall unless the context otherwise requires have the meanings following:-

         "Business day"             a day on which banks shall be open in London
                                    for the conduct of generally banking
                                    business (excluding Saturdays);

         "Claim" in the Fourth and Fifth Schedule hereto shall mean any claim assessment notice demand letter or other document issued or action taken by or on behalf of any Taxation Authority whereby it appears that the




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                                    Company or the Purchaser is to be or is
                                    sought to be made subject to a Liability to Taxation;

         "the Consideration Shares" means such Common Stock of US$0.01each of the Purchaser issued to the Vendors as
                                    Consideration hereunder;

         "the Companies Acts"       the Companies Acts 1985 and 1989, the
                                    Insolvency Act 1986, the Business Names Act
                                    1985, the Companies Securities (Insider
                                    Dealing) Act 1985 and every statutory
                                    modification or re-enactment thereof for the time being in force;

         "Completion"               completion of the obligations of the parties
                                    hereunder in accordance with the provisions of Clause 5 hereof;

         "the Disclosure Letter"    the letter of even date herewith from the
                                    Vendors' to the Purchaser's a copy of which is annexed hereto;

         "Encumbrance"              includes any interest or equity of any
                                    person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption), or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

         "the Effective Date"       the date of Completion;

         "Event" includes (without limitation) any act omission, transaction or shortfall in distributions whether or not the Company is a party thereto and includes Completion;

         "Independent Accountant"   means such person who shall be nominated by
                                    either party upon agreement or failing
                                    agreement by


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                                    the President for the time being of the
                                    Institute of Chartered Accountants;

       "Industrial Property Rights" patents, trade marks, registered designs, pending application for any of the
                                    foregoing, trade or business names and
                                    copyright and all other similar industrial, intellectual or commercial rights;

       "Liability to Taxation"      means not only a liability to make an
                                    actual payment of or in respect of
                                    Taxation (whether the same has been the
                                    subject of any assessment or demand at
                                    Completion or otherwise) and whether
                                    satisfied or unsatisfied at Completion but shall also include:-

                                    (a)      the loss, counteraction,
                                             nullification, disallowance or
                                             claw-back of any Relief granted by
                                             or pursuant to any Taxation Statute
                                             or otherwise for taxation purposes
                                             which would (were it not for the
                                             Liability to Taxation in question)
                                             have been available to the Company
                                             or the Purchaser; and

                                    (b)      the nullification cancellation or
                                             set-off of a right to repayment of
                                             Taxation which would (were it not
                                             for the Liability to Taxation in
                                             question) have been so available to
                                             the Company or the Purchaser

                                    and in the case of a relief allowance or credit so lost, the amount of the relief allowance or credit so lost, or if such relief allowance or credit is a deduction from or is offset against gross income or profits, the amount of Taxation which would (in the case of a lost relief allowance or credit and on the basis of tax rates current at the date of such loss) have been saved thereby but for such loss shall be treated as an



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                                    amount of Taxation for which a liability on
                                    the Company or the Purchaser (as
                                    appropriate) has arisen and fallen due, and in the case of a nullification cancellation or set-off of a right to repayment of Taxation the amount of the repayment which would otherwise have been obtained shall be treated as an amount of Taxation for which a liability on the Company or the Purchaser as appropriate has arisen and fallen due;

       "Management Accounts Date"   31st January 1997;

       "Nasdaq" National Association of Securities Dealers Automated Quotation System;

       "the Purchaser's Accountant" means Messrs Price Waterhouse of Thames
                                    Court, 1 Victoria Street, Windsor;

       "the Purchaser's Solicitors" Lawrence Graham of 190 Strand, London
                                    WC2R 1JN

       "Reliefs"                    in the Fourth Schedule hereto means all
                                    amounts available to reduce either profits or Taxation and includes (without limitations) all losses allowances exemptions set-offs deductions credits and repayments;

       "the Shares"                 the shares of the Company specified in
                                    Column (2) of the First Schedule hereto;

       "Taxation"                   means:-

                                    (a)      any charge, tax, duty, levy or
                                             liability imposed by national or
                                             local government or any other
                                             person pursuant to any statute or
                                             statutory provision including
                                             orders, regulations, instruments,
                                             bye-laws or other subordinate
                                             legislation made under the



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                                             relevant statute or statutory
                                             provision and includes (without
                                             limitation) corporation tax,
                                             advance corporation tax, income
                                             tax, capital gains tax,
                                             development  land tax, value added
                                             tax, customs and other import
                                             duties, national insurance
                                             contributions, stamp duty, capital
                                             duty, stamp duty reserve tax,
                                             estate duty, capital transfer tax,
                                             inheritance tax and any amount
                                             which the Company is liable to
                                             account for by way of deduction or
                                             withholding, amounts equivalent to
                                             the foregoing and any payment
                                             whatsoever chargeable in the
                                             United Kingdom or elsewhere which
                                             the Company may be or become bound
                                             to make to any person as a result
                                             of the operation of any enactment
                                             relating to Taxation;

                                    (b)      any capital transfer tax or
                                             inheritance tax which:-

                                            (i)        is at the date hereof a
                                                       charge over any of the
                                                       shares of the Company; or

                                            (ii)       at the date hereof gives
                                                       rise to a power of sale
                                                       over the shares of the
                                                       Company; or

                                            (iii)      after the date hereof
                                                       becomes a charge on or
                                                       gives rise to a power of
                                                       sale over any of the
                                                       shares of the Company
                                                       being a liability in
                                                       respect of additional
                                                       capital transfer tax or
                                                       inheritance tax payable
                                                       on the death of any
                                                       person within three years
                                                       or seven years after a
                                                       transfer of value or gift
                                                       and in deciding whether a
                                                       charge

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                                       7

                                                        on or power of sale over
                                                        any of the shares exists
                                                        at any time the fact
                                                        that any capital
                                                        transfer tax or
                                                        inheritance tax is not
                                                        yet payable or may be
                                                        paid by instalments
                                                        shall be disregarded and
                                                        such tax shall be
                                                        treated as becoming due
                                                        and a charge or power of
                                                        sale as arising on the
                                                        date of the transfer of
                                                        value or capital
                                                        distribution in respect
                                                        of which it becomes
                                                        payable or arises and
                                                        the provisions of IHTA
                                                        S213 shall not apply
                                                        thereto;

                                    (c)      any Taxation assessed on the
                                             Vendors under ICTA S776 which is
                                             recoverable from the Purchaser
                                             and/or the Company pursuant to the
                                             provisions of S777(8) of that Act
                                             to the extent the Vendors make a
                                             claim for recovery from the
                                             Purchaser and/or the Company;

                                    (d)      any penalties fines costs charges
                                             interest or damages payable in
                                             connection with any Taxation;

                                    (e)      any payment made or liability
                                             incurred in connection with any
                                             reasonable settlement of any Claim
                                             for Taxation;

                                    (f)      all costs and expenses incurred by
                                             the Company or the Purchaser in
                                             connection with any Claim for
                                             Taxation to which the Tax
                                             Indemnities relate;

         "Taxation Authority"       any national or local government, authority
                                    or body whatsoever whether of the United
                                    Kingdom or


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                                    elsewhere empowered to impose collect or
                                    administer Taxation;

         "Tax Indemnities"          the indemnities provided by Clause 7 and the
                                    Seventh Schedule hereto;

         "Taxation Statute"         any statute enactment law regulation or
                                    practice enacted or issued or coming into force providing for or imposing any Taxation;

         "the Vendor's Accountants" Grant Thornton of 28 Kenwood Park Road,
                                    Sheffield S7 1NG;

         "the Vendors' Solicitors"  Wake Smith of 68 Clarkehouse Road, Sheffield
                                    S10 2LJ;

         "Warranties"               means the representations and warranties
                                    made to the Purchaser in the terms set out in Clause 5 and the Third Schedule;

         "Warranty Claim"           in relation to the Fifth Schedule shall mean
                                    any claim made by the Purchaser against the Vendors for breach of the Warranties in the Third Schedule;

         "ICTA"                     the Income and Corporation Taxes Act 1988;

         "CAA"                      the Capital Allowances Act 1990;

         "IHTA"                     the Inheritance Tax Act 1984;

         "FA"                       Finance Act;

         "TCGA"                     the Taxation of Chargeable Gains Act 1992;

         "VATA"                     the Value Added Tax Act 1994;

         "TMA"                      the Taxes Management Act 1970.

1.2 References to the consequences of acts or transactions effected prior to Completion shall include the combined effect of two or more acts or transactions the first of which


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         shall have taken place or be deemed to have taken place on or before the date of Completion. Reference to the result of Events on or before Completion shall include the combined result of two or more Events the first of which shall have taken place or is deemed to have taken place on or before Completion.

1.3 The expression "the Vendors" includes their respective personal representatives.

1.4 Any document expressed to be "in the approved terms" means in a form approved and for the purpose of identification signed by or on behalf of the parties hereto.

1.5 Where any Warranty or matter disclosed in the Disclosure Letter refers to the knowledge information awareness or belief of a Vendor, each of the Vendors shall be deemed to have made all reasonable enquiries into the subject matter of that Warranty or Disclosure.

1.6 The expression "Subsidiary" shall mean any subsidiary (as defined by Section 736 of the Companies Act 1985 (as amended by the Companies Act
         1989)) for the time being of the Company.

1.7 References to Clauses, Sub-clauses and Schedules are references to Clauses and Sub-clauses of this Agreement and Schedules to this Agreement.

1.8 In this Agreement and the Schedules hereto the masculine gender shall include the feminine and neuter, the singular number shall include the plural and vice versa, and references to persons shall include bodies corporate, unincorporated associations and partnerships.

1.9 In this Agreement words and phrases the definition of which is contained or referred to in Part XXVI of the Companies Act 1985 shall be construed as defined therein.

1.10 References in this Agreement to any statute or statutory provision shall include (except where the context otherwise requires) any statute or statutory provision which amends extends consolidates or replaces the same and any statute or statutory provision which has been amended, extended, consolidated or replaced by the same and shall include any order, regulation, instrument or other subordinate legislation made under the relevant statute or statutory provision.

1.11 The headings in this Agreement are inserted for convenience only and shall not affect the construction hereof.


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1.12     Reference to income or profits or gains earned accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned accrued or received for the purposes of any Taxation Statute.

2.       THE SHARES

2.1 The Vendors shall sell and the Purchaser shall purchase with effect from the Effective Date the Shares free from any Encumbrance and together with all accrued benefits and rights for the consideration described in sub-clause 3.2 below ("the Consideration").

2.2 The Consideration shall be satisfied by the allotment and issue to the Vendors credited as fully paid of 4,000 Common Stock of US$0.01 each of the Purchaser ranking pari passu with the existing issued Common Stock of US$0.01 each in the capital of the Purchaser save that such shares shall not be entitled to participate in any dividend declared or paid in respect of the year ending 30th June 1997;

3.       REPAYMENT BY VENDORS AND THE COMPANY

3.1 The Vendors will prior to or simultaneously with Completion repay to the Company any sums due by the Vendors, any Associate of the Vendors or any of them (or by any person to whom they or any of them are or is a trustee or personal representative) to the Company at Completion and shall at Completion procure that neither they nor any such person as aforesaid has any claim or right of action against the Company (other than in respect of current remuneration as directors or executives) and that the Company is not in any way obliged or indebted (other than as aforesaid) to them or any such person and at Completion the Vendors will confirm in writing to the Purchaser that they have so procured

3.2 At Completion the Purchaser shall procure that the Company shall repay the Vendors the amount owing to them as specified in the Disclosure Letter.

3.3 The Purchaser shall use its reasonable endeavours to secure the release of the Vendors from any guarantees and other contingent liabilities listed in the Disclosure letter and the Purchaser shall until it has obtained a release indemnify and keep indemnified the Vendors against any liability (including costs, damages and expenses) thereunder or which may be incurred in relation thereto.



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4.       COMPLETION

4.1 Completion shall take place on 28 February 1997 at the offices of the Purchaser's Solicitors or such other offices as the parties may subsequently agree when:-

         4.1.1 the Vendors shall deliver or cause to be delivered to the Purchaser:-

                  (a) duly executed Transfers together with the relative share certificates in respect of the Shares;

                  (b) the certificate of incorporation, all certificates on change of name, the seal and statutory books of the Company made up to the date of Completion;

                  (c)      the Leases to the Property;

                  (d) if the Purchaser so requires an effective waiver by each of the members of the Company of any rights which he may have under the Articles of Association of the Company to have the Shares or any of them offered to him for purchase and any other documents necessary to substantiate the right of the transferors of the Shares pursuant to this Agreement to transfer the same;

                  (e)      written confirmation pursuant to Clause 3.1;

                  (f) written resignation letters executed under seal by such of the directors and secretaries of the Company as the Purchaser may nominate, each such letter incorporating an acknowledgement that the party resigning has no claims (whether for compensation for loss of office or termination of employment, unpaid remuneration or otherwise howsoever) against the Company; and

         4.1.2 the Vendors shall procure that the Directors shall hold a meeting of the Board of the Company at which

                  (a) the Directors shall appoint such persons as the Purchaser may nominate as directors of the Company and procure the resignation without compensation of any nature whatsoever of such of the

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                           Directors and Secretary of the Company as the
                           Purchaser may nominate;

                  (b) the Directors shall vote in favour of the registration of the Purchaser or its nominees as members of the Company subject to the production of duly stamped and completed Transfers;

                  (c)      Messrs Price Waterhouse shall be appointed Auditors;

         4.1.3 the Vendors shall procure the convening of an extraordinary general meeting of the Company and the passing of a special resolution to adopt new articles of association in the approved terms;

         4.1.4 Subject to the performance by the Vendors of their obligations in accordance with the foregoing provisions of this Clause 4, the Purchaser shall allot to each of the Vendors the number of the Consideration Shares of the Purchaser to which he is entitled hereunder and deliver the relative documents of title;

4.2      If in any respect the provisions of sub-clauses 4.1.1, 4.1.2, 4.1.3 and
         4.1.4 are not complied with on the date for Completion set by clause
         4.1 the Purchaser and the Vendors as appropriate may:-

         4.2.1 defer Completion to a date not more than 10 days after the date set out above (and so that the provisions of this sub-clause shall apply to Completion as so deferred); or

         4.2.2 proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

         4.2.3    rescind this Agreement.

5.       WARRANTIES

5.1 The Purchaser has entered into this Agreement and proposes to acquire the Shares on the faith of the Warranties.

5.2 In particular and without prejudice to the generality of sub-clause 5.1 the Vendors hereby warrant and represent to the Purchaser that the recitals to this Agreement and

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         the Warranties are at the date hereof and will at Completion be true and accurate in all respects.

5.3 The Purchaser shall not be entitled to claim that any fact renders any of the Warranties untrue or misleading or caused them to be breached if it has been fully fairly and accurately disclosed to the Purchaser in the Disclosure Letter.

5.4 The Vendors hereby covenant and undertake to the Purchaser that, if after the date hereof it shall be found that any matter the subject of a Warranty was not as warranted then, notwithstanding any further right of the Purchaser hereunder in respect of such breach of Warranty, if the effect thereof is that:-

         5.4.1 the value of any asset belonging to the Company is less than its value would have been had there been no breach of Warranty; or

         5.4.2 any asset represented as belonging to the Company does not so belong; or

         5.4.3 the Company has incurred or is under any liability or contingent liability which it would not have incurred or been under had there been no breach of Warranty;

         then the Vendors shall on demand pay to the Purchaser (or, if so requested by the Purchaser, to the Company) an amount equal to the amount by which the value of the net assets of the Company is less than it would have been had there been no such breach of Warranty and any such payment made by the Vendors shall be taken into account in assessing the damages of the Purchaser in connection with, arising out of or resulting from any such breach of Warranty.

5.5 No claim by the Purchaser under the provisions of this Clause 5 shall be prejudiced nor shall the amount of any such claim be reduced in consequence of any information relating to the Company which may at any time have come to the knowledge of the Purchaser or any of its advisers (other than information contained in the Disclosure Letter and any annexure thereto) and it shall not be a defence to any claim against the Vendors that the Purchaser knew or ought to have known or had constructive knowledge of any information (other than information contained or supplied as aforesaid) relating to the circumstances giving rise to such claim.


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5.6      The Warranties are separate and independent and save as expressly provided in this Agreement or in the Disclosure Letter shall not be limited by reference to any other paragraphs or anything in this Agreement and such Warranties shall remain in full force and effect notwithstanding Completion.

5.7 The Vendors shall procure that prior to Completion the Purchaser, its agents, accountants and solicitors are given promptly on request all such facilities and information regarding the business, assets, liabilities, contracts and affairs of the Company and of the documents of title and other evidence of ownership of its assets as the Purchaser may reasonably require.

5.8 The Vendors undertake (in the event of any claim being made against any of them in connection with the sale of the Shares to the Purchaser) not to make any claim against the Company, or a director or an employee of the Company, on whom any of them may have relied before agreeing to any term of this Agreement or authorising any statement in the Disclosure Letter but so that this shall not preclude any Vendor from claiming against :-

         5.8.1 any other Vendor under any right of contribution or indemnity to which he may be entitled; and

         5.8.2 any employee of the Company on whom they may have relied if they have been fraudulent; and each Vendor hereby agrees to consent to the grant of injunctive relief to restrain a breach of the undertaking contained in this sub-paragraph if requested by the Purchaser so to do.

6.       TAX INDEMNITIES

         The Vendors hereby indemnify the Purchaser in the terms of the Seventh Schedule hereto.

7.       COMPLIANCE WITH US LAW

         The Vendor:

7.1      warrants and represents to the Purchaser that the Vendor:-

         7.1.1 is not a US person, as that term is defined under Regulation S of the Securities Act 1933 as amended ("the Act") and as at 15 May 1996 the



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                  Vendor was outside the United States (as that term is defined under Regulation S) and is outside of the United States as of the date of the execution and delivery of this Agreement.

         7.1.2 is acquiring the Consideration Shares for his own account and not on behalf of any US person or any other person, and the transaction has not been pre-arranged with a purchaser in the United States and the Vendor is acquiring the Consideration Shares for investment purposes and not with a view towards distribution and has no present arrangement to sell the Consideration Shares.

         7.1.3 is not an officer or director of any affiliate of the Purchaser.

7.2 acknowledges and agrees that the Consideration Shares have not been registered under the Act, and may not be offered or sold in the United States or to US persons unless the Consideration Shares are registered under the Act or an exemption from the registration requirements of the Act is available.

7.3 acknowledges that the Consideration Shares are being offered and sold to him in reliance on specific exemptions from the registration requirements of the United States Federal and State securities laws and that the Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of the Vendor set forth herein in order to determine the applicability of such exemptions and the suitability of Vendor to acquire the Consideration Shares.

7.4 acknowledges that it is his responsibility to satisfy himself as to the full observance by this transaction and the sale of the Consideration Shares to him of the laws of any jurisdiction outside the United States and that he has done so.

7.5 acknowledges that in view of the United States Securities and Exchange Commission, the statutory basis for the exemption claimed for the transactions would not be present if the offer and sale of the Consideration Shares to the Vendor although in technical compliance with Regulation S, is part of a plan or scheme to evade, the registration provisions of the Act and the Vendor confirms that this transaction is not part of any such plan or scheme.

7.6 has received and carefully reviewed the Purchaser's Prospectus dated March 1, 1996 and Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1996




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         (collectively, the "SEC Reports") and has had a reasonable opportunity to ask questions of and receive answers from the Purchaser concerning the Purchaser, and all such questions, if any, have been answered to the full satisfaction of the Vendor.

7.7 acknowledges that no representations or warranties have been made to him by the Purchaser or any agent, employee or affiliate of the Purchaser and in entering into this transaction the Vendor is not relying upon any information, other than that contained in this Agreement, the SEC Reports and the results of independent investigations by the Vendor.

7.8 has not sold, exchanged, transferred, pledged, disposed or otherwise reduced her risk relative to the Consideration Shares during the 30 day period preceding the date hereof.

7.9 acknowledges and agrees that this transaction is intended to be accounted for as a pooling of interests for financial accounting purposes, and, in that regard the Vendor hereby agrees with the Purchaser that the Vendor will not sell, exchange, transfer, pledge, dispose or otherwise reduce his/risk to the Consideration Shares during the period which begins on the date hereof and ends at such time as the Purchaser publicly announces financial results covering at least thirty days of post-closing combined operations of the Purchaser and the company (the "Pooling Lock-up Period") and the Purchaser at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the Consideration Shares during the Pooling Lock-up Period.

7.10 acknowledges and agrees that all offers and sales of the Consideration Shares prior to the expiration of the period commencing on the date hereof and ending 40 days thereafter (the "Restricted Period") shall only be made in compliance with (i) the Pooling Lock-up Period and (ii) the safe harbour provisions contained in Regulation S, with which the Vendor is familiar, or pursuant to an exemption from registration under the Act, and the Vendor shall not take a short position directly or indirectly with respect to the Purchaser's during the Restricted Period, and that all offers and sales after the expiration of the Restricted Period in the United States or to the US persons shall be made only pursuant to such a registration or to such exemption from registration.

8.       RESTRICTIVE COVENANTS

8.1 For the purpose of assuring to the Purchaser the full benefit of the businesses and goodwill of the Company each of the Vendors hereby undertakes by way of further consideration for the obligations of the Purchaser under this agreement as separate and independent agreements that:-

         8.1.1 he will not at any time after Completion disclose to any person or himself use for any purpose and shall use his best endeavours to prevent the publication or disclosure of, any information concerning the business, accounts or finances of the Company or its subsidiaries or any of its clients or customers transactions or affairs, which may, or may have, come to his knowledge;

         8.1.2 for a period of two years after Completion he will not except as hereinafter mentioned either on his own account or in conjunction with or on behalf of any person firm or company carry on or be engaged concerned or interested in any trade or business conducted in or from any member State of the European Union which is similar to or competitive with any trade or business carried on by the Company within the period of two years prior to the date of Completion;

         8.1.3 for a period of two years after Completion he will not (save with the prior written consent of the Purchaser) either on his own account or in conjunction with or on behalf of any other person firm or company directly or indirectly:

                  (a) solicit or entice away from the Company or employ any officer manager or servant whether or not such person would commit a breach of his contract of employment by reason of leaving the service of the Company; nor

                  (b) solicit or accept the custom of any person firm or corporation which during the one year prior to the date of Completion shall have been a customer of the Company.

         Provided that nothing in this sub-clause shall preclude or inhibit any Vendor from carrying out his duties pursuant to a service agreement or contract of employment between himself and the Company.

8.2 The restrictions contained in sub-clause 8.1 are considered reasonable by the parties but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted or the period or area of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.

9.       GENERAL PROVISIONS

9.1 The Vendors shall (and shall procure that any other necessary party shall) execute and do all such documents acts and things as may be reasonably required by the Purchaser for securing to or vesting in the Purchaser the legal and beneficial ownership of the Shares forthwith upon Completion in accordance with the terms and conditions of this Agreement.

9.2 This Agreement shall not be assignable by any party hereto without the prior written consent of the others save by the Purchaser to any Subsidiary of the Purchaser to which the Shares shall be transferred.

9.3 The obligations of the Vendors are joint and several and such obligations and undertakings shall be enforceable accordingly.

9.4 This Agreement (together with any document annexed hereto and signed by or on behalf of the parties hereto) constitutes the whole Agreement between the parties hereto and no variations hereof shall be effective unless made in writing.

9.5 The provisions of this Agreement in so far as the same shall not have been performed at Completion shall remain in full force and effect.

9.6 The Purchaser may release or compromise the liability of any of the Vendors hereunder or grant to any Vendor time or other indulgence without affecting the liability of any other Vendor hereunder.

9.7 None of the provisions of this Agreement which are relevant restrictions as that term is defined by the Restrictive Trade Practices Act 1976 shall come into effect until the day following the day on which full particulars of this Agreement have been furnished to the Office of Fair Trading in accordance with the said Act.

10.      ANNOUNCEMENTS

         No party to this Agreement shall make any statement or announcement in connection with this transaction except with the prior approval of the other party save as may be required by law or save to the extent necessary to comply with the requirements of the NASDAQ and Securities and Exchange Commission.

11.      COSTS

         Each party to this Agreement shall pay its own costs of and incidental to this Agreement.

12.      NOTICES

         Any notice required to be given by any party hereto to any other shall be in writing and may be served personally or by post and if served by post shall be served by prepaid registered letter sent through the post to the address of the party to be served as shown in this Agreement or such other address as may from time to time be notified for this purpose and any notice so served shall be deemed to have been served 48 hours after the time on which it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and posted.

13.      GOVERNING LAW AND JURISDICTION

         This Agreement shall be governed by the law of England and Wales and the parties hereby submit to the non-exclusive jurisdiction of the Courts of England and Wales.



AS WITNESS whereof this Agreement has been entered into the day and year first above written.

                               THE FIRST SCHEDULE
                               ------------------

                 PARTICULARS OF THE VENDORS THEIR SHAREHOLDINGS
                              AND THE CONSIDERATION



(1)                       (2)                        (3)
                                                     No of Common Stock shares
                                                     of the Purchaser allotted
Names and Addresses       No. of Ordinary Shares     to the Vendors

Arfon Lloyd Jones of:     25                         2,000
47 Westville Road
Penylan
Cardiff CF2 5DF

Diana Smith of:           25                         2,000
47 Westville Road
Penylan
Cardiff CF2 5DF

                               THE SECOND SCHEDULE
                               -------------------


                    BASIC INFORMATION CONCERNING THE COMPANY



A.  The Company

1.  Registered Number            : 311023

2.  Date of incorporation        : 5th October 1995

3.  Address of registered office : Cardiff Medicentre, Heath Park, Cardiff
                                   CF4 4UJ

4.  Authorised share capital     : P100 in Ordinary Shares of P1 each

5.  Issued share capital         : P100 in Ordinary Shares of P1 each

6.  Directors:

    Full Names                     Addresses

    DR ARFON LLOYD JONES           47 Westville Road
                                   Penylan
                                   Cardiff CF2 5DF

    DR DIANA SMITH                 47 Westville Road
                                   Penylan
                                   Cardiff CF2 5DF

    DR RICHARD KAY                 St Giles View
                                   off Main Road
                                   Great Longstone
                                   Bakewell
                                   Derbyshire  DE4 1PA

    SHIRLEY ANNE WILDEY            6 Arnside Avenue
                                   Hazel Grove
                                   Stockport
                                   Cheshire

7.  Company Secretary


    NIGEL KEITH RAWLINGS           18 Hollin Lane
                                   Styal
                                   Cheshire
                                   SK9 4JH

                               THE THIRD SCHEDULE
                               ------------------

                    WARRANTIES AND REPRESENTATIONS: CLAUSE 5
                    ----------------------------------------



The warranties and representations referred to in Clause 5 of the foregoing Agreement are that:-

1.       CONSTITUTION OF THE COMPANY

1.1      Share Capital
         -------------

         The Company has an authorised and issued share capital as set out in the Second Schedule and the issued shares are beneficially owned by the Vendors in the numbers set opposite their respective names in the second column of the First Schedule to the foregoing agreement free from all liens charges and encumbrances or interests in favour of any other person.

1.2      Memorandum and Articles
         -----------------------

         The copy of the Memorandum and Articles of Association of the Company annexed to the Disclosure Letter is true and complete and has embodied therein or annexed thereto a copy of every such resolution or agreement as is referred to in Section 380 of the Companies Act 1985.

1.3      Company Resolutions
         -------------------

         Neither the Company nor any class of its members has passed any resolution (other than resolutions relating to business at Annual General Meetings which was not special business).

1.4      Options etc.
         -----------

         No person has the right (whether exerciseable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption) and no claim has been made by any person to be entitled to any such right.

1.5      Returns and Compliance with Company Law etc.
         -------------------------------------------

         The Company has to the Vendors knowledge information and belief complied with the provisions of the Companies Acts The Financial Services Act 1986 and the European Communities Act 1972 and all returns particulars resolutions and other documents required under any legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been properly made and delivered.

1.6      Statutory Books
         ---------------

         The register of members and other statutory books of the Company have been properly kept and contain a true and complete record of the matters which should be dealt with therein; no notice or allegation that any of the same is incorrect or should be rectified has been received.

1.7      Insolvency
         ----------

         No order has been made or petition presented or resolution passed for the winding up of the Company, nor has any distress execution or other process been levied in respect of the Company, nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company.

1.8      The Shares
         ----------

         1.8.1   Commission
                 ----------

                 No one is entitled to receive from the Company any finders fee, brokerage, or other commission in connection with the purchase of shares in the Company or any Associate company of the Company.

         1.8.2   New Issues
                 ----------

                 Save as provided in this Agreement no share or loan capital has been issued or agreed to be issued by the company other than the 100 ordinary shares of P1 each issued to the Vendors and Sheffield Statistical Services Limited.

         1.8.3 There are no agreements or arrangements in force which provide for the present or future issue, allotment or transfer of or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of any share or loan capital of the Company (including any option of pre-emption or conversion).

         1.9.4 The Company has not adopted, agreed or resolved to adopt any employee share option scheme, profit sharing involving the Company's share capital or share incentive scheme of any nature whatsoever.

1.9      Capacity of Vendors
         -------------------

         Each Vendor has full power to enter and perform this Agreement, which when executed constitute binding obligations on each Vendor in accordance with their terms.

1.10     Vendors' other Interests
         ------------------------

         No Vendor nor any Associate of any Vendor has any estate, right or interest, directly or indirectly, in any business other than that now carried on by the Company which is or is likely to be or become competitive with the business or the proposed business of the Company save as the registered holder or beneficial owner of any class of securities of any company if such class of securities is listed on any recognised Stock Exchange and in respect of which such person holds, or is beneficially interested in, (together with his Associates) less than five per cent. of any single class of the securities in that company.

2.       ACCOUNTS

2.1      Management Accounts Warranty
         ----------------------------

         The Management Accounts:-

         2.1.1 give a true and fair view of the assets and liabilities of the Company at the Management Accounts Date;

         2.1.2 properly reflect the financial position of the Company as at the Management Accounts Date.

2.2      Provisions for Liabilities
         --------------------------

         Proper provision or reserve has been made in the Management Accounts for all liabilities and capital commitments of the Company outstanding at the Management Accounts Date whether known contingent unquantified disputed or not.

2.3      Tax Provisions
         --------------

         Proper provision or reserve has been made in the Management Accounts for all Taxation assessed or liable to be assessed on the Company or for which it is accountable in respect of income profits or gains earned accrued or received on or before the Balance Sheet Date or any event on or before the Management Accounts Date.

2.4      Debts
         -----

         All debts owed to the Company as at Completion will realise their full face value and be good and collectable in the ordinary course of business and in any event will have been paid to the Company within three months of Completion.

3.       FINANCE

         Financial Position and Prospects
         --------------------------------

         There has been no material deterioration in the financial position or prospects or turnover of the Company since the Management Accounts Date.

4.       OWNERSHIP OF ASSETS

4.1      Assets
         ------

         4.1.1 Except for current assets disposed of by the Company in the ordinary course of its business the Company is the owner of and has good marketable title to all assets included in the Management Accounts or which have been acquired by the Company since the Management Accounts Date.

4.2      Insurances
         ----------

         4.2.1 The policies of insurance which are maintained by the Company afford the Company adequate cover against such risks as are commonly covered by insurance by companies carrying on the same type of business as the Company and in particular insure the assets and undertakings of the

                 Company (of an insurable nature) against fire in their full replacement or reinstatement value.

         4.2.2 The Company is now, and has at all material times been, adequately covered against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally covered by insurance.

         4.2.3 All insurance is currently in full force and effect and nothing has been done or omitted to be done which could make any policy of insurance void or voidable or which is likely to result in an increase in premium.

         4.2.4 There is no claim outstanding under any such policy nor are the Vendors aware of any circumstances likely to give rise to a claim.

         4.2.5 The Company has paid all sums falling due prior to Completion in respect of premiums on all policies of insurance maintained by the Company and the Company will at its expense from time to time:-

                 (a) renew all policies due for renewal between the date hereof and the Completion Date for a reasonable and normal period of renewal; and

                 (b) insure and maintain insurance for the full value thereof upon all assets coming into its possession between the said date in accordance with its normal practice and for a reasonable and normal period, such periods in every case to extend beyond the Completion
                 Date.

5.       BUSINESS OF THE COMPANY

5.1      Changes since incorporation
         ---------------------------

         Since the date of incorporation the Company:-

         5.1.1    has carried on its business in the ordinary and usual course;

         5.1.2 has not entered into any transaction nor assumed any liability nor made any payment not provided for in the Management Accounts which is not in the ordinary course of its business;

         5.1.3 has carried on the business without any interruption or alteration in the nature scope or manner of its business;

         5.1.4 has not borrowed or raised any money or taken any financial facility (except such short term borrowings from its bankers as are disclosed in the Disclosure Letter);

         5.1.5 has paid its creditors within the times agreed with such creditors and there are not debts outstanding by the Company which have been due for more than four weeks;

5.2      Licences etc.
         ------------

         5.2.1 All necessary licences consents permits and authorities (public and private) have been obtained by the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licences consents permits and authorities are valid and subsisting.

         5.2.2 The Company is not in breach of any of the terms and conditions of any such licences or consents and there are no factors known to the Vendors that might in any way prejudice the continuation or renewal of any of such licences or consents.

5.3      Breach of statutory provisions, etc.
         -----------------------------------

         5.3.1 Neither the Company, nor any of its officers, agents or employees to the Vendors knowledge information and belief (during the course of their duties in relation to the Company) have committed, or omitted to do, any act or thing the commission or omission of which is, or could be, in contravention of any Act, Order, Regulation, or the like in the United Kingdom which is punishable by fine or other penalty; and

         5.3.2 the Company has not received any Notice of any offence or breach of statutory duty or any other Notice whatsoever (whether or not giving rise to a criminal liability) under the provisions of the Factories Act, 1961, The Office Shops and Railway Premises Act, 1963, The Fire Precautions Act,

                  1971 or The Health and Safety at Work Act, 1974 (or any Order or Regulation made thereunder) the Wages Act 1986;

         5.3.3 the Company has duly complied with all relevant requirements of the Financial Services Act 1986 and the Data Protection Act 1984.

5.4      Litigation
         ----------

         5.4.1 The Company is not engaged in any litigation or arbitration proceedings.

         5.4.2 To the Vendors knowledge information and belief there are no litigation or arbitration proceedings pending or threatened by or against the Company and there are no circumstances likely to give rise to any litigation or arbitration.

         5.4.3 The Company is not subject to any order or judgment given by any Court or governmental agency and has not been a party to any undertaking or assurance given to any Court or governmental agency which is still in force.

5.5      Guarantees, Options, etc
         ------------------------

         The Company is not a party to any option or pre-emption right, or a party to any guarantee or suretyship or any other obligation (howsoever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnity against the consequence of default in the payment of, or otherwise to be responsible for, any indebtedness of any other person.

5.6      Other Party's Defaults
         ----------------------

         No party to any agreement with or obligation to the Company is in default thereunder being a default which would be material in the context of the financial or trading position of the Company nor (so far as the Vendors are aware) are there any circumstances likely to give rise to such a default.

5.7      Other Material Contracts
         ------------------------

         The Company is not a party to nor subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:-

         5.7.1 is incapable of complete performance in accordance with its terms; or

         5.7.2 is known by any Vendor or by the Company to be likely to result in a loss to the Company on completion of performance; or

         5.7.3 cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money, effort or personnel; or

         5.7.4 involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary course of the Company's business; or

         5.7.5 is a contract with any trade union or body or organisation representing its employees; or

         5.7.6 requires an aggregate consideration payable by the Company in excess of P10,000; or

         5.7.7 involves or is likely to involve the supply of goods by or to the Company the aggregate sales value of which will represent in excess of ten per cent. of the turnover of the Company for the last financial year; or

         5.7.8 requires the Company to pay any commission, finders fee, royalty or the like; or

         5.7.9 is in any way otherwise than in the ordinary and proper course of the Company's business.

5.8      Consequence of share acquisition by the Purchaser
         -------------------------------------------------

         The acquisition of the Shares of the Company by the Purchaser or the compliance with the terms of this Agreement will not:-

         5.8.1 cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Company not to continue to do so on the same basis as previously;

         5.8.2 relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right whether under an agreement with or otherwise in respect of the Company;

         5.8.3 result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity;

         and to the best of the knowledge and belief of the Vendors the attitude and custom of clients, customers and suppliers with regard to the Company will not be prejudicial affected thereby.

6.       EMPLOYMENT

6.1      Directors
         ---------

         The particulars shown in the Second Schedule are true and complete and no person not named therein as such is a director or shadow director (as defined in Section 741 of the Companies Act 1985) of the Company. No present officer or employee of the Company has given or received notice terminating his employment except as expressly contemplated under this Agreement.

6.2      Service Contracts
         -----------------

         There is not outstanding any contract of service between the Company and any of its directors officers or employees which is not terminable by the Company without compensation (other than any compensation payable by statute) on three month's notice given at any time.

7.       PENSIONS

         The Company has no pension scheme and there is no arrangement to which the Company contributes under which benefits of any kind are payable to any employee.

8.       INDUSTRIAL PROPERTY RIGHTS

         The business of the Company as now carried on does not and is not likely to infringe any Industrial Property Right of any other person (or would not do so if the same were valid) or give rise to a liability to pay compensation pursuant to the Patents Act 1977 ss 40 and 41 and all licences to the Company in respect of any such protection are in full force and effect.

8.1 The Company has not (otherwise than in the ordinary and normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Purchaser any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

8.2 The Company is not a party to any secrecy agreement or agreement which may restrict the use or disclosure of information.

8.3 Nothing has been done or omitted by any Group Company which would enable any licensee under a licence granted by a Group Company to be terminated or which in any way constitutes a breach of terms of any licence.

8.4 All Industrial Property Rights used or required by the Company in connection with its business are in full force and effect and are vested in and beneficially owned by it.

8.5 The Company is the sole beneficial owner of the Industrial Property Rights listed in the Disclosure Letter and (where registration is possible) the Company has been and is registered as proprietor, and each of those Rights is valid and enforceable, and none of them is being used, claimed, opposed or attacked by any other person.

8.6 No right or licence has been granted to any person by the Company to use in any manner or to do anything which would or might otherwise infringe any of the Industrial Property Rights referred to above; and no act has been done or omission permitted by the Company whereby they or any of them have ceased or might cease to be valid and enforceable.

9.       GENERAL

9.1      Material Disclosure
         -------------------

         9.1.1 The contents of the Disclosure Letter and of all accompanying documents are true and accurate in all material respects and fully, clearly and accurately disclose every matter to which they relate.

         9.1.2 The Vendors (after having made reasonable enquiry) are not aware of any other fact or matter which renders any of the information referred to in Warranty 8.1.1 above misleading.

9.2      Loans to Vendors
         ----------------

         There are not outstanding:-

         9.2.1 any loans made by the Company to the Vendors and/or any director of the Company and/or any Associate of the Vendors or of any such director;

         9.2.2 any debts owing to the Company by the Vendors and/or any director of the Company and/or Associate of the Vendors or of any such director;

         9.2.3 any debts owing by the Company other than debts which have arisen in the ordinary course of business; and

         9.2.4    any securities for any such loans or debts as aforesaid.

9.3      Investment, associations and branches
         -------------------------------------

         The Company:-

         9.3.1 is not the holder or beneficial owner of and has not agreed to acquire any class of the share or other capital of any other company or corporation (whether incorporated in the United Kingdom or elsewhere);

         9.3.2 is not and has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated association;

         9.3.3 has no branch outside England and no permanent establishment (as that expression is defined in the respective Double Taxation Relief Orders current at the date hereof) outside the United Kingdom.

                               THE FOURTH SCHEDULE
                               -------------------

                            TAX INDEMNITIES: CLAUSE 7
                            -------------------------


1.       INDEMNITY

1.1 SUBJECT as hereinafter provided the Vendor hereby agrees to pay to the Purchaser an amount equal to:-

         1.1.1   any Liability to Taxation; and

         1.1.2 any depletion or reduction in value of the assets or increase in the liabilities of either the Company or the Purchaser as a result of or in consequence of any Liability to Taxation resulting from or by reference to any income profits or gains earned accrued or received on or before Completion or any Event occurring or pursuant to any Taxation Statute deemed to occur on or before Completion whether alone or in conjunction with other Events or circumstances (provided that if other Events or circumstances occur after Completion they be within the ordinary course of business of the Company) and whether or not such Taxation is chargeable against or attributable to any other person.

1.2 The liability of the Vendors shall be joint and several and shall bind their respective successors and personal representatives.

2.       VAT INDEMNITY

         Without prejudice to paragraph 1 above the Vendor hereby agrees to pay to the Purchaser an amount equal to any Liability to Taxation of the Company as a result of its being treated as a member of the same group as any other body corporate for the purposes of VATA s43 during any prescribed accounting period as defined in VATA s25(1) which ended on or prior to or was current at Completion and the next following prescribed accounting period together with all costs and expenses incurred and payable by the Company in connection with any such Liability to Taxation.

3.       EXCLUSIONS

3.1 The Indemnities contained in this Schedule do not cover any Liability to Taxation:-

         3.1.1 to the extent that provision or reserve (not being a deferred taxation reserve) specifically in respect thereof has been made in the Management Accounts;

4.       MITIGATION

4.1 The Vendor shall be liable under the indemnities contained in paragraphs 1 and 2 hereof notwithstanding any Reliefs which may be available to any person entitled to the benefit of the indemnities to set against or otherwise mitigate any Liability to Taxation so that the indemnities contained in this Schedule shall take effect as though no such Reliefs were available.

4.2 If any provision for Taxation (not being a provision for deferred taxation) contained in the Management Accounts shall at the request and expense of the Vendor and to the satisfaction of the Purchaser's Auditors prove to be an over-provision the amount so over-provided shall be set off against the liability (if any) of the Vendor under the provisions of this Schedule.

5.       DISPUTES AND CONDUCT OF CLAIMS

5.1 If the Purchaser or the Company shall become aware of a Claim relevant for the purposes of this Schedule the Purchaser shall or shall procure that the Company will as soon as reasonably practicable give written notice thereof to the Vendor at the address given.

5.2 If the Vendor shall indemnify and secure the Purchaser and the Company to their reasonable satisfaction against any liabilities costs or expenses which may be incurred thereby including any additional Liability to Taxation the Purchaser shall or shall procure that the Company will take such action as the Vendor may reasonably request in writing to avoid resist appeal dispute or compromise the Claim (a Claim where action is so requested being hereinafter referred to as a "Dispute").

         PROVIDED ALWAYS THAT the Purchaser shall not be obliged to nor be required to procure that the Company shall take any such action if having given the Vendor written notice of the receipt of such assessment the Purchaser has not within 15 days thereafter received written instructions from the Vendor in accordance with the preceding provisions of this sub-paragraph to do so.

5.3 Notwithstanding that the conduct of a Dispute may be dealt with in accordance with the Vendor's request under sub-paragraph 5.2 above:

         5.3.1 the Company and the Purchaser shall be kept fully informed of all matters pertaining thereto and shall be entitled to receive copies of all correspondence pertaining thereto;

         5.3.2 all communications pertaining to the Dispute which are to be transmitted to the Inland Revenue H.M. Customs & Excise or any other appropriate statutory or governmental authority or body shall first be transmitted to the Purchaser and the Company for approval and shall only be finally transmitted if such approval is given;

         5.3.3 the Vendor shall make no settlement or compromise of the Dispute without the prior approval of the Purchaser.

5.4 Notwithstanding the foregoing provisions of this paragraph at all times during the conduct of a Dispute the Purchaser shall have the option exercisable by notice in writing to the Vendor to refuse to take or procure the taking of such action as the Vendor may request in accordance with 5.2 above after 14 days from the date of the notice if previously the Vendor has not taken steps properly and effectively to conduct the said Dispute.

6.       PAYMENTS

6.1 The Vendor will make payments to the Purchaser under the provisions of this Schedule in full in cleared funds and without any deduction whatsoever save as may be required by law as follows:

         6.1.1 where the Company is due to make an actual payment of Taxation to which this Schedule relates five days before that payment is due;

         6.1.2 in the case of the nullification cancellation or set-off of a right to repayment of Taxation the date on which that repayment would have been due;

         6.1.3 in the case of the loss counteraction nullification disallowance or claw-back of any Relief (other than a right to repayment of Taxation) the date on which the Company is required to make an actual payment of Taxation which it would not have been required to make but for the loss counteraction nullification disallowance or claw-back of that Relief;

         6.1.4 in the case of costs and expenses incurred by the Purchaser or the Company in connection with any Liability to Taxation or any other matter not dealt with elsewhere in this paragraph 6 three days after the service by the Purchaser of a notice containing a written demand therefor.

6.2 Where there is or has been a Dispute and the Dispute relates to a Claim where the Taxation the subject matter thereof has to be paid before the action requested by the Vendor in respect of the Claim can effectively be taken payment in respect thereof shall be made by the Vendor in full in cleared funds three days before such Taxation must be paid to enable the Purchaser to comply with the Vendor's request.

7.       TAXATION OF CLAIMS

         In the event of any payment pursuant to this Schedule being liable to Taxation in the hands of the Purchaser the amount of any such Liability to Taxation shall be deemed to be increased so as to ensure that the amount received by the Purchaser shall after Taxation be equal to that which would have been received had the payment not been subject to Taxation.

8.       INTEREST

         In the event that any payment pursuant to this Schedule has not been received by the Company or the Purchaser by the date for payment in accordance with paragraph 7 of this Schedule interest shall be payable to the Purchaser as appropriate in respect of the sum unpaid at a rate of 2% above Barclays Bank PLC base rate for the time being in force calculated on a daily basis.

                               THE FIFTH SCHEDULE
                               ------------------

The parties to this Agreement agree one with the other so as to qualify the terms of this Agreement as follows:

1. Any breach of the Warranties or Tax Indemnities or misstatement of fact by the Vendor shall not give rise to a right on the part of the Purchaser to rescind or terminate this Agreement after Completion.

2. No proceedings for any claim under the Warranties or the Tax Indemnities shall be instituted unless such proceedings shall be in respect of a claim or claims totalling (together with the amount of any such claims previously made) in excess of US$10,000.

3. The liability of the Vendors under the Warranties and Tax Indemnities shall not in any event exceed in aggregate US$100,000.

4. The Vendor shall not be liable in respect of any Claim or Warranty Claim unless the amount of such liability exceeds the sum of US$1,000 and any liability the amount of which does not exceed such sum shall be disregarded in calculating the aggregate amount of liabilities in respect of Claims or Warranty Claims for the purposes of clause 2 of this Schedule.

5.1 The Vendors shall not be liable in respect of any Claim or Warranty Claim unless written notice thereof (containing at least a general description of the matters alleged to give rise thereto) has been served on it on or before the earlier of (i) the first anniversary of Completion or (ii) the issue of the statutory report in relation to the Company's accounts for the fiscal year ending 31st March 1997.

5.2 Where written notice of a Claim or Warranty Claim has been served on the Vendor within the period appropriate to such Claim or Warranty Claim in accordance with the provisions of clause 5.1 but liability in respect of such Claim or Warranty Claim has not been accepted or finally determined within one year from the date of service of such written notice the Vendor shall not be liable in respect of such Claim or Warranty Claim unless bona fide legal proceedings in respect thereof have been issued and served upon the Vendor within such one year period.

6. The Vendor shall not be liable in respect of any Warranty Claim if and to the extent of which:

      6.1 specific provision reserve or allowance has been made in the Management Accounts for any liability which is the subject matter of such Warranty Claim; or

      6.2 the discharge of any liability of the Company which is the subject matter of such Warranty Claim has specifically been taken into account and identified in the Management Accounts; or

      6.3 the subject matter of such Warranty Claim has been or is made good including (without limitation) the receipt by the Company or the Purchaser of compensation relating to the subject matter of such Claim under the terms of any policy of insurance; or

7. The Vendor shall not be liable in respect of any Claim if and to the extent of which:

      7.1 such Claim would not have arisen but for a voluntary act transaction or omission of the Company or the Purchaser after Completion otherwise than in the ordinary course of business; or

      7.2 such Claim would not have arisen but for any change or changes in legislation (including without limitation any increase in rates of Taxation) or in the practice of the Inland Revenue or HM Customs and Excise or any other Taxation authority (in the United Kingdom or elsewhere) occurring after Completion whether or not such change or changes purport to be retrospectively effective in whole or in part; or

      7.3 such Claim would not have arisen but for the making of this Agreement or but for any act, transaction or omission required under the terms of this Agreement or under the provisions of any legislation; or

      7.4 such Claim arises by virtue of any change in the bases upon which the Accounts of the Company after Completion are prepared and/or in the policies or practice adopted in the preparation of such accounts.

8. If the Vendors make payment in respect of any Claim and the Purchaser the Company subsequently recovers from a third party (including without limitation the Inland Revenue HM Customs and Excise or any other Taxation authority) a sum which is referable to the subject matter of such Claim the Purchaser shall forthwith repay to the Vendors the amount paid by it in respect of such Claim.

9. The Purchaser may not bring a Claim or Warranty Claim more than once in respect of the same or substantially the same set of facts.

10.   Without prejudice to the liability of the Vendors in respect of any Claim:

      10.1 the Purchaser shall notify the Vendors of any claim against the Purchaser and shall procure the Company to notify the Vendors of any claim against the Company in respect of which (if valid) a Warranty Claim would lie against the Vendors forthwith within a reasonable period of the Purchaser or (as the case may be) the Company becoming aware of the same.

      10.2 the Vendors shall be kept fully informed of all steps proposed to be taken by the Purchaser and the Purchaser shall not and shall procure that the Company and the Subsidiary shall not admit settle or discharge any such assessment or claim without the Vendors having first been notified of the proposals and having been given an opportunity to comment on same.

11. Nothing in the Agreement or in the Warranties shall be deemed to relieve the Purchaser from a duty to the Vendors to mitigate their loss.

12. Any payment made by the Vendors hereunder shall be by way of reduction of the Consideration paid for the Shares.

SIGNED by ARFON LLOYD JONES         )
in the presence of:-                )     /s/ Arfon Lloyd Jones
                                          ---------------------




SIGNED by DIANA SMITH               )
in the presence of:-                )     /s/ Diana Smith
                                          ---------------




SIGNED by                           )
for and on behalf of                )
PAREXEL INTERNATIONAL               )
CORPORATION                         )
in the presence of:-                )     /s/ Barry R. Philpott
                                          ---------------------